Exhibit 99.1

SandRidge Energy, Inc. Updates Shareholders on Operations

and Reports Financial Results for First Quarter 2014

Reported Adjusted Earnings of $0.07 per Diluted Share and Adjusted EBITDA of $230 Million for the First Quarter

Q1 Featured Strong Well Results, Addition of Northern Garfield County, OK to Focus Area, and Multilateral Drilling Cost Breakthrough

Spring Activity Offsets Winter Weather Impacts, Guidance Reaffirmed

Oklahoma City, Oklahoma, May 7, 2014 – SandRidge Energy, Inc. (NYSE: SD) today announced financial and operational results for the quarter ended March 31, 2014. Additionally, presentation slides will be available on the company’s website, www.sandridgeenergy.com, under Investor Relations/Events at 6:30am EDT on May 8.

•	Total production of 7.1 MMBoe (79.2 MBoe per day) included 1.3 MMBoe of divested Gulf of Mexico production. $276 million capital spend was below plan due to temporary weather impacts.

•	Extreme winter weather temporarily curtailed production and capital spend, now offset by a robust April ramp-up in well connections bringing 45 wells online vs. 71 in the entire first quarter. As a result, Mid-Continent production improved to 55 MBoe per day in April vs. Q1 average of 51 MBoe per day. Due to the ramp-up, annual production guidance is reaffirmed.

•	71 Q1 Mid-Continent wells had an average 30-day IP of 410 Boe per day vs. an average 30-day IP of 366 Boe per day for the 2013 well set.

•	Company record seven wells delivered 30-day IPs over 1,000 Boe per day during the quarter.

•	Success in southern Grant and northern Garfield County, OK expands our focus area by 10 townships into Northern Garfield County. During the first quarter, 11 test wells delivered an average of 406 Boe per day (28% above type curve) with 55% oil.

•	Kansas dual stacked lateral well with 707 Boe per day 30-day IP (44% oil) completed for $5.2 million vs. $6 million for two standard wells, demonstrating breakthrough multilateral drilling cost upsides.

James Bennett, SandRidge’s Chief Executive Officer and President, commented, “We are well on our way to deliver the early part of our three year growth plan introduced at our March analyst day. Resumed normal weather conditions have us back on track, with recent activity offsetting the temporary extreme weather challenges in our first quarter Mid-Continent operations. We produced 55 MBoe per day in April compared to our first quarter average of 51 MBoe per day, and brought on 45 new wells in April, compared to 71 wells for all of the first quarter. We continue to advance our value initiatives such as the multi-lateral well programs, producing from multiple zones, and expanding our asset base as with the addition of Oklahoma’s northern Garfield County into our focus area. These efforts continue to position SandRidge as the premier operator in the Mid-Continent region.”

Key Financial Results

•	Adjusted EBITDA, net of Noncontrolling Interest, was $230 million for first quarter 2014 compared to $270 million in first quarter 2013.

•	Pro forma for divestitures and net of Noncontrolling Interest, adjusted EBITDA was $177 million in the first quarter of 2014 compared to $112 million in the first quarter of 2013.

•	Adjusted operating cash flow of $136 million for first quarter 2014 compared to $182 million in first quarter 2013. Included in the first quarter 2014 results is $70 million of cash paid to unwind hedges related to the Gulf of Mexico divestiture.

•	Adjusted net income of $37.9 million, or $0.07 per diluted share, for first quarter 2014 compared to adjusted net income of $2.0 million, or $0.00 per diluted share, in first quarter 2013.

Adjusted net income available to common stockholders, adjusted EBITDA, pro forma adjusted EBITDA and adjusted operating cash flow are non-GAAP financial measures. Each measure is defined and reconciled to the most directly comparable GAAP measure under “Non-GAAP Financial Measures” beginning on page 9.

Highlights

Operational Highlights

David Lawler, SandRidge’s Chief Operating Officer remarked, “Record winter weather posed a significant challenge to our development teams during the quarter, and decreased the speed of our new well delivery program. Weather related production deferments totaled approximately 300 MBoe for the quarter. Adapting to the situation, we rapidly connected wells in April, and Mid-Continent production averaged 55 MBoe per day in April and back in line with our annual and three-year targets. At the same time, our innovative teams installed a dual stacked lateral Mississippian prototype well in Harper County, Kansas for $2.6 million per lateral, saving $400,000 per lateral. This compares to drilling two separate wells for $3.0 million each, saving $800,000 total. The well targeted the Upper and Lower Mississippian zones. This result demonstrates our commitment to achieving breakthrough performance, and gives the Mississippian play even stronger economics. We also expanded our resource base during the quarter, adding 10 townships in northern Garfield County, Oklahoma to our focus area after an 11 well appraisal program in the area delivered an average 30-day IP of 406 Boe per day. These wells targeted the Upper and Middle Mississippian, and contain 55% oil with an average cost per well of $3.07 million. SandRidge is maintaining its clear leadership position in the play.”

•	Notable 30-day IP results during the first quarter:

•	Seven wells over 1,000 Boe per day

•	71 wells completed in the first quarter averaged 410 Boe per day

•	Sumner area performance remains strong with four laterals delivering an average 30-day IP of 353 Boe per day (67% oil) during the quarter. Six rigs are currently operating in the area, five assigned to horizontal development and one assigned to produced water disposal.

•	During the quarter, 34 artificial lift conversions were completed including 14 wells to ESP and 20 wells to rod pump. In total, these conversions increased oil by 402 barrels of oil per day and 1,461 Boe per day (a 38% increase in Boe rate).

•	First quarter drill and complete costs averaged $3.0 million per well.

•	Drilled nine Mid-Continent disposal wells during the quarter and exited the quarter disposing approximately 960,000 gross barrels of water per day.

Financial / Other Highlights

•	Pro forma Adjusted EBITDA of $177 million, 58% growth year-over-year

•	Closed sale of Gulf of Mexico business on February 25, 2014

•	Quarter-end liquidity of $1.9 billion ($1.2 billion of cash) and a 3.0x leverage ratio

•	87% of liquids production and 63% of natural gas production hedged in remainder of 2014

Drilling and Operational Activities

Mid-Continent. During the first quarter of 2014, SandRidge drilled 87 horizontal wells: 58 in Oklahoma and 29 in Kansas. SandRidge also drilled nine disposal wells during the quarter. The company averaged 25 horizontal rigs operating in the play: 14 in Oklahoma and 11 in Kansas. Additionally, the company averaged 2.5 rigs drilling disposal wells. The company’s Mid-Continent assets produced 50.6 MBoe per day during the first quarter (38% Oil, 11% NGLs, 51% Natural Gas).

Gulf of Mexico / Gulf Coast. The company’s Gulf of Mexico and Gulf Coast assets produced 1.3 MMBoe during the first quarter of 2014 (51% Oil, 4% NGLs, 45% Natural Gas). The assets produced 23.6 MBoe per day through closing which occurred on February 25, 2014. The company includes the 56 days of production associated with these properties in its reported production for the quarter.

Permian Basin. In the company’s Permian properties, 51 wells were drilled during the first quarter of 2014, all for SandRidge Permian Trust. The company’s Permian Basin assets produced 6.0 MBoe per day during the quarter (87% Oil, 9% NGLs, 4% Natural Gas).

Other Operating Areas. During the first quarter, SandRidge’s legacy West Texas properties produced approximately 6.1 MBoe per day (1% Oil, 99% Natural Gas). Additionally, its legacy Mid-Continent assets produced 1.8 MBoe per day in the quarter (13% Oil, 8% NGLs, 79% Natural Gas).

Royalty Trusts. At March 31, 2014, the company was obligated to drill 14 development wells for SandRidge Mississippian Trust II (“SDR”) and 145 development wells for SandRidge Permian Trust (“PER”). The company expects to complete its drilling obligations for SDR and PER in the third quarter of 2014.

Discussion of First Quarter 2014 Financial Results

Oil and natural gas revenue decreased 15% to $405 million in the first quarter of 2014 from $478 million in the same period of 2013 as a result of a 21% decrease in total production due to the Gulf of Mexico and Permian divestitures that closed in the first quarters of 2014 and 2013, respectively. Improved oil and gas prices received in the first quarter of 2014 partially offset decreased production for the period. Reported prices, which exclude the impact of derivative settlements, were $97.03 per barrel of oil and $4.53 per Mcf of natural gas during the first quarter of 2014 compared to $94.38 per barrel and $3.21 per Mcf in the same period of 2013.

During the first quarter of 2014, production expense decreased to $13.83 per Boe from $14.73 per Boe in the first quarter of 2013 due primarily to the sale of the Gulf of Mexico properties, which had higher production costs inherent with offshore operations. Also contributing to the lower cost per unit was a 4% decrease in per unit production expense in SandRidge’s Mid-Continent operations.

The company incurred an impairment of approximately $165 million in the first quarter of 2014 due to a full cost ceiling limitation resulting from the divestiture of the Gulf of Mexico properties, as the PV-10 associated with these properties exceeded the associated reduction to the full cost pool.

Operational and Financial Statistics

Information regarding the company’s production, pricing, costs and earnings is presented below:

	Three Months Ended March 31,
	2014	2013
Production
Oil (MBbl)	2,885	3,962
NGL (MBbl)	642	480
Natural gas (MMcf)	21,593	27,321
Oil equivalent (MBoe)	7,126	8,995
Daily production (MBoed)	79.2	99.9
Average price per unit
Realized oil price per barrel—as reported	$97.03	$94.38
Realized impact of derivatives per barrel	(1.17)	3.54

Net realized price per barrel	$95.86	$97.92

Realized NGL price per barrel—as reported	$42.97	$34.11
Realized impact of derivatives per barrel	—	—

Net realized price per barrel	$42.97	$34.11

Realized natural gas price per Mcf—as reported	$4.53	$3.21
Realized impact of derivatives per Mcf	(0.48)	(0.02)

Net realized price per Mcf	$4.05	$3.19

Realized price per Boe—as reported	$56.88	$53.14

Net realized price per Boe—including impact of derivatives	$54.95	$54.65

Average cost per Boe
Lease operating	$13.83	$14.73
Production taxes	1.10	1.05
General and administrative
General and administrative, excluding stock-based compensation	$4.46	$6.63
Stock-based compensation	0.95	2.21

Total general and administrative	$5.41	$8.84
General and administrative—adjusted
General and administrative, excluding stock-based compensation (1)	$3.53	$4.62
Stock-based compensation (2)	0.72	1.36

Total general and administrative—adjusted	$4.25	$5.98
Depletion (3)	$16.97	$18.60
Lease operating cost per Boe
Mid-Continent	$8.81	$9.18
Offshore	26.53	20.99
Earnings per share
Earnings (loss) per share applicable to common stockholders
Basic	$(0.29)	$(1.03)
Diluted	(0.29)	(1.03)
Adjusted net income per share available to common stockholders
Basic	$0.05	$(0.02)
Diluted	0.07	0.00
Weighted average number of common shares outstanding (in thousands)
Basic	484,798	477,826
Diluted (4)	575,949	569,126

(1)	Excludes transaction costs, severance and consent solicitation costs totaling $6.6 million and $18.0 million for the three-month periods ended March 31, 2014 and 2013, respectively.
(2)	Three-month periods ended March 31, 2014 and 2013 exclude $1.7 million and $7.6 million, respectively, for the acceleration of certain stock awards.
(3)	Includes accretion of asset retirement obligation.
(4)	Includes shares considered antidilutive for calculating earnings per share in accordance with GAAP for certain periods presented.

Capital Expenditures

The table below summarizes the company’s capital expenditures for the three-month period ended March 31, 2014 and 2013:

	Three Months Ended March 31,
	2014	2013
	(in thousands)
Drilling and production
Mid-Continent	$165,851	$234,326
Permian Basin	42,192	60,895
Gulf of Mexico/Gulf Coast	22,975	52,077
WTO/Tertiary/Other	—	—

	231,018	347,298
Leasehold and seismic
Mid-Continent	26,592	11,260
Permian Basin	116	360
Gulf of Mexico/Gulf Coast	159	720
WTO/Tertiary/Other	3,255	868

	30,122	13,208
Inventory	3,073	(2,966)
Total exploration and development	264,213	357,540

Drilling and oil field services	620	632
Midstream	5,957	15,221
Other - general	4,984	15,319

Total capital expenditures, excluding acquisitions	275,774	388,712

Acquisitions	2,352	5,048

Total capital expenditures	$278,126	$393,760

Derivative Contracts

The table below sets forth the company’s consolidated oil and natural gas price swaps and collars for the years 2014 and 2015 as of May 2, 2014 and include contracts that have been novated to or the benefits of which have been conveyed to SandRidge sponsored royalty trusts.

	Quarter Ending
	3/31/2014	6/30/2014	9/30/2014	12/31/2014
Oil (MMBbls):
Swap Volume	1.36	0.67	0.94	1.11
Swap	$95.85	$100.72	$99.44	$98.78
Three-way Collar Volume	1.96	1.93	2.07	2.07
Call Price	$100.00	$100.00	$100.00	$100.00
Put Price	$90.21	$90.22	$90.20	$90.20
Short Put Price	$70.00	$70.00	$70.00	$70.00
Natural Gas (Bcf):
Swap Volume	14.68	13.65	13.80	11.04
Swap	$4.23	$4.25	$4.25	$4.31
Collar Volume	0.23	0.23	0.24	0.24
Collar: High	$7.78	$7.78	$7.78	$7.78
Collar: Low	$4.00	$4.00	$4.00	$4.00

	Year Ending
	12/31/2014	12/31/2015
Oil (MMBbls):
Swap Volume	4.08	5.59
Swap	$98.28	$92.44
Three-way Collar Volume	8.03	2.92
Call Price	$100.00	$103.13
Put Price	$90.21	$90.82
Short Put Price	$70.00	$73.13
Natural Gas (Bcf):
Swap Volume	53.17	15.40
Swap	$4.26	$4.50
Collar Volume	0.94	1.01
Collar: High	$7.78	$8.55
Collar: Low	$4.00	$4.00

Balance Sheet

The company’s capital structure at March 31, 2014 and December 31, 2013 is presented below (in thousands):

	March 31,	December 31,
	2014	2013
	(in thousands)
Cash and cash equivalents	$1,179,644	$814,663

Current maturities of long-term debt	$—	$—
Long-term debt (net of current maturities)
Senior credit facility	—	—
Senior Notes
8.75% Senior Notes due 2020, net	444,899	444,736
7.5% Senior Notes due 2021	1,178,816	1,178,922
8.125% Senior Notes due 2022	750,000	750,000
7.5% Senior Notes due 2023, net	821,321	821,249

Total debt	3,195,036	3,194,907
Stockholders’ equity
Preferred stock	8	8
Common stock	485	483
Additional paid-in capital	5,298,301	5,294,551
Treasury stock, at cost	(6,898)	(8,770)
Accumulated deficit	(3,602,358)	(3,460,462)

Total SandRidge Energy, Inc. stockholders’ equity	1,689,538	1,825,810

Noncontrolling interest	1,308,001	1,349,817
Total capitalization	$6,192,575	$6,370,534

During the first quarter of 2014, the company’s debt, net of cash balances, decreased by approximately $365 million as a result of the Gulf of Mexico divestiture, funding the company’s drilling program and $70 million of cash paid to unwind hedges related to the Gulf transaction. On May 2, 2014, the company had no amount drawn under its $775 million senior credit facility. The company was in compliance with all applicable covenants contained in its debt agreements during the first quarter and through and as of the date of this release.

2014 Operational Guidance: The company is updating its 2014 guidance to adjust for the closing of the Gulf of Mexico divestiture. Production guidance has been increased to reflect actual production realized from the divested Gulf assets during the first quarter. Additionally, final adjustments related to the sale impacted the full year DD&A rate. The company is increasing its projected NGL price realization to account for better NGL realizations experienced in the first quarter.

	Projection as of	Projection as of
	May 7, 2014	February 27, 2014
Production
Oil (MMBbls)	12.0	11.9
Natural Gas Liquids (MMBbls)	3.7	3.6

Total Liquids (MMBbls)	15.7	15.5
Natural Gas (Bcf)	83.6	83.0

Total (MMBoe)	29.6	29.3
Price Realization
Oil (differential below NYMEX WTI)	$2.50	$2.50
Natural Gas Liquids (realized % of NYMEX WTI)	35%	33%
Natural Gas (differential below NYMEX Henry Hub)	$1.00	$1.00
Costs per Boe
Lifting	$11.15 - $13.15	$11.15 - $13.15
Production Taxes	1.15 - 1.35	1.15 - 1.35
DD&A - oil & gas	15.30 - 17.30	15.60 - 17.60
DD&A - other	2.20 - 2.40	2.20 - 2.40

Total DD&A	$17.50 - $19.70	$17.80 - $20.00
G&A - cash	3.60 - 4.00	3.60 - 4.00
G&A - stock	0.65 - 0.80	0.65 - 0.80

Total G&A	$4.25 - $4.80	$4.25 - $4.80
EBITDA from Oilfield Services and Other ($ in millions) (1)	$20	$20
Adjusted Net Income Attributable to Noncontrolling Interest ($ in millions) (2)	$120	$120
Adjusted EBITDA Attributable to Noncontrolling Interest ($ in millions) (3)	$155	$155
Corporate Tax Rate	0%	0%
Deferral Rate	0%	0%
Capital Expenditures ($ in millions)
Exploration and Production	$1,230	$1,230
Land and Seismic	120	120

Total Exploration and Production	$1,350	$1,350
Oil Field Services	15	15
Electrical/Midstream	60	60
General Corporate	50	50

Total Capital Expenditures (excluding acquisitions)	$1,475	$1,475

(1)	EBITDA from Oilfield Services and Other is a non-GAAP financial measure as it excludes from net income interest expense, income tax expense and depreciation, depletion and amortization. The most directly comparable GAAP measure for EBITDA from Oilfield Services and Other is Net Income from Oilfield Services and Other. Information to reconcile this non-GAAP financial measure to the most directly comparable GAAP financial measure is not available at this time, as management is unable to forecast the excluded items for future periods and/or does not forecast the excluded items on a segment basis.
(2)	Adjusted Net Income Attributable to Noncontrolling Interest is a non-GAAP financial measure as it excludes gain or loss due to changes in fair value of derivative contracts and gain or loss on sale of assets. The most directly comparable GAAP measure for Adjusted Net Income Attributable to Noncontrolling Interest is Net Income Attributable to Noncontrolling Interest. Information to reconcile this non-GAAP financial measure to the most directly comparable GAAP financial measure is not available at this time, as management is unable to forecast the excluded items for future periods.
(3)	Adjusted EBITDA Attributable to Noncontrolling Interest is a non-GAAP financial measure as it excludes from net income interest expense, income tax expense, depreciation, depletion and amortization, gain or loss due to changes in fair value of derivative contracts and gain or loss on sale of assets. The most directly comparable GAAP measure for Adjusted EBITDA Attributable to Noncontrolling Interest is Net Income Attributable to Noncontrolling Interest. Information to reconcile this non-GAAP financial measure to the most directly comparable GAAP financial measure is not available at this time, as management is unable to forecast the excluded items for future periods.

Non-GAAP Financial Measures

Adjusted operating cash flow, adjusted EBITDA, pro forma adjusted EBITDA, adjusted net income and adjusted net income attributable to noncontrolling interest are non-GAAP financial measures.

The company defines adjusted operating cash flow as net cash provided by operating activities before changes in operating assets and liabilities and adjusted for cash (paid) received on financing derivatives. It defines EBITDA as net loss before income tax expense, interest expense and depreciation, depletion and amortization and accretion of asset retirement obligations. Adjusted EBITDA, as presented herein, is EBITDA excluding asset impairment, interest income, loss on derivative contracts net of cash (paid) received on settlement of derivative contracts, (gain) loss on sale of assets, transaction costs, legal settlements, consent solicitation costs, severance, loss on extinguishment of debt and other various non-cash items (including non-cash portion of noncontrolling interest and stock-based compensation). Pro forma adjusted EBITDA, as presented herein, is adjusted EBITDA excluding adjusted EBITDA attributable to properties or subsidiaries sold during the period.

Adjusted operating cash flow and adjusted EBITDA are supplemental financial measures used by the company’s management and by securities analysts, investors, lenders, rating agencies and others who follow the industry as an indicator of the company’s ability to internally fund exploration and development activities and to service or incur additional debt. The company also uses these measures because adjusted operating cash flow and adjusted EBITDA relate to the timing of cash receipts and disbursements that the company may not control and may not relate to the period in which the operating activities occurred. Further, adjusted operating cash flow and adjusted EBITDA allow the company to compare its operating performance and return on capital with those of other companies without regard to financing methods and capital structure. These measures should not be considered in isolation or as a substitute for net cash provided by operating activities prepared in accordance with generally accepted accounting principles (“GAAP”). Adjusted EBITDA should not be considered as a substitute for net income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDA excludes some, but not all, items that affect net income and operating income and these measures may vary among other companies. Therefore, the company’s adjusted EBITDA may not be comparable to similarly titled measures used by other companies.

Management also uses the supplemental financial measure of adjusted net income, which excludes tax expense resulting from divestiture/acquisition, asset impairment, loss on derivative contracts net of cash (paid) received on settlement of derivative contracts, (gain) loss on sale of assets, transaction costs, legal settlements, consent solicitation costs, loss on extinguishment of debt, severance and other non-cash items from loss applicable to common stockholders. Management uses this financial measure as an indicator of the company’s operational trends and performance relative to other oil and natural gas companies and believes it is more comparable to earnings estimates provided by securities analysts. Adjusted net income is not a measure of financial performance under GAAP and should not be considered a substitute for loss applicable to common stockholders.

The supplemental measure of adjusted net income attributable to noncontrolling interest is used by the company’s management to measure the impact on the company’s financial results of the ownership by third parties of interests in the company’s less than wholly-owned consolidated subsidiaries. Adjusted net income attributable to noncontrolling interest excludes the portion of asset impairment, loss on derivative contracts net of cash (paid) received on settlement of derivative contracts, legal settlement and loss on sale of assets attributable to third party ownership in less than wholly-owned consolidated subsidiaries from net loss attributable to noncontrolling interest. Adjusted net income attributable to noncontrolling interest is not a measure of financial performance under GAAP and should not be considered a substitute for net income attributable to noncontrolling interest.

The tables below reconcile the most directly comparable GAAP financial measures to operating cash flow, EBITDA and adjusted EBITDA, adjusted net income available to common stockholders and adjusted net income attributable to noncontrolling interest.

Reconciliation of Net Cash Provided by Operating Activities to Adjusted Operating Cash Flow

	Three Months Ended March 31,
	2014	2013
	(in thousands)
Net cash provided by operating activities	$90,451	$121,457
(Deduct) add
Cash (paid) received on financing derivatives	(44,128)	3,208
Changes in operating assets and liabilities	89,468	56,921

Adjusted operating cash flow	$135,791	$181,586

Reconciliation of Net Loss to EBITDA, Adjusted EBITDA and Pro Forma Adjusted EBITDA

	Three Months Ended March 31,
	2014	2013
	(in thousands)
Net loss	$(128,015)	$(479,340)
Adjusted for
Income tax expense	127	4,429
Interest expense (1)	62,323	88,834
Depreciation and amortization—other	15,522	15,336
Depreciation and depletion—oil and natural gas	115,185	157,526
Accretion of asset retirement obligations	5,746	9,779

EBITDA	70,888	(203,436)
Asset impairment	164,779	—
Interest income	(280)	(529)
Stock-based compensation	4,585	11,312
Loss on derivative contracts	42,491	40,897
Cash (paid) received upon settlement of derivative contracts (2)	(13,730)	13,498
Other non-cash income	(791)	(2,503)
(Gain) loss on sale of assets (3)	(19)	398,174
Transaction costs	27	624
Legal settlements	—	1,178
Consent solicitation costs	139	13,463
Severance	8,109	10,397
Loss on extinguishment of debt	—	82,005
Non-cash portion of noncontrolling interest (4)	(45,804)	(95,227)

Adjusted EBITDA	$230,394	$269,853

Pro forma adjustments
Less EBITDA attributable to
Permian properties sold (2013)	—	(50,574)
Gulf of Mexico properties sold (2014)	(53,376)	(107,025)

Pro forma adjusted EBITDA	$177,018	$112,254

(1)	Excludes unrealized gains on interest rate swaps of $2.4 million for the three-month period ended March 31, 2013.
(2)	Excludes amounts paid upon early settlement of derivative contracts.
(3)	Includes loss on the Permian divestiture of approximately $399.1 million for the three-month period ended March 31, 2013.
(4)	Represents depreciation and depletion, impairment, loss on sale of Permian Properties (2013), loss on commodity derivative contracts net of cash (paid) received on settlement, legal settlement and income tax expense attributable to noncontrolling interests.

Reconciliation of Net Cash Provided by Operating Activities to Adjusted EBITDA

	Three Months Ended March 31,
	2014	2013
	(in thousands)
Net cash provided by operating activities	$90,451	$121,457
Changes in operating assets and liabilities	89,468	56,921
Interest expense (1)	62,323	88,834
Cash paid on early settlement of derivative contracts (2)	25,434	29,623
Transaction costs	27	624
Legal settlements	—	1,178
Consent solicitation costs	139	13,463
Severance	6,422	2,781
Noncontrolling interest - SDT (2)	(6,537)	(11,303)
Noncontrolling interest - SDR (2)	(12,951)	(16,927)
Noncontrolling interest - PER (2)	(20,242)	(15,100)
Noncontrolling interest - Other (2)	(4)	22
Other non-cash items	(4,136)	(1,720)

Adjusted EBITDA	$230,394	$269,853

(1)	Excludes unrealized gains on interest rate swaps of $2.4 million for the three-month period ended March 31, 2013.
(2)	Excludes approximately $44.1 million paid on early settlement of financing derivative contracts for 2014 period.
(3)	Excludes depreciation and depletion, impairment, loss on sale of Permian Properties (2013), loss on commodity derivative contracts net of cash (paid) received on settlement, legal settlement and income tax expense attributable to noncontrolling interests.

Reconciliation of Loss Applicable to Common Stockholders to Adjusted Net Income Available to Common Stockholders

	Three Months Ended March 31,
	2014	2013
	(in thousands, except per share data)
Loss applicable to common stockholders	$(141,896)	$(493,221)
Tax expense resulting from divestiture/acquisition	—	4,359
Asset impairment(1)	134,906	—
Loss on derivative contracts(1)	36,485	34,222
Cash (paid) received upon settlement of derivative contracts (1)	(12,802)	11,506
(Gain) loss on sale of assets (1)	(19)	326,434
Transaction costs	27	624
Legal settlements (1)	—	778
Consent solicitation costs	139	13,463
Severance	8,109	10,397
Loss on extinguishment of debt	—	82,005
Other non-cash income	(1,131)	(2,480)
Effect of income taxes	157	63

Adjusted net income available to common stockholders	23,975	(11,850)
Preferred stock dividends	13,881	13,881

Total adjusted net income	$37,856	$2,031

Weighted average number of common shares outstanding
Basic	484,798	477,826
Diluted (2)	575,949	569,126
Total adjusted net income
Per share - basic	$0.05	$(0.02)

Per share - diluted	$0.07	$0.00

(1)	Excludes amounts attributable to noncontrolling interests.
(2)	Weighted average fully diluted common shares outstanding for certain periods presented includes shares that are considered antidilutive for calculating earnings per share in accordance with GAAP.

Reconciliation of Net Loss Attributable to Noncontrolling Interest to Adjusted Net Income Attributable to Noncontrolling Interest

	Three Months Ended March 31,
	2014	2013
	(in thousands)
Net loss attributable to noncontrolling interest	$(6,070)	$(51,919)
Asset impairment	29,873	—
Loss on sale of assets—Permian	—	71,740
Legal settlement	—	400
Loss on derivative contracts	6,006	6,675
Cash (paid) received on settlement of derivative contracts	(928)	1,992

Adjusted net income attributable to noncontrolling interest	$28,881	$28,888

Conference Call Information

The company will host a conference call to discuss these results on Thursday, May 8, 2014 at 8:00 am CDT. The telephone number to access the conference call from within the U.S. is 866-318-8611 and from outside the U.S. is 617-399-5130. The passcode for the call is 90945049. An audio replay of the call will be available from May 8, 2014 until 11:59 pm CDT on June 7, 2014. The number to access the conference call replay from within the U.S. is 888-286-8010 and from outside the U.S. is 617-801-6888. The passcode for the replay is 40691055.

A live audio webcast of the conference call will also be available via SandRidge’s website, www.sandridgeenergy.com, under Investor Relations/Events. The webcast will be archived for replay on the company’s website for 30 days.

Conference Participation

SandRidge Energy, Inc. will participate in the following upcoming events:

•	May 13, 2014 – Barclays HY Energy Conference; Phoenix, AZ

•	June 3, 2014 – RBC Energy Conference; NYC, NY

At 8:00 am Central Time on the day of each presentation, the corresponding slides and any webcast information will be accessible on the Investor Relations portion of the company’s website at www.sandridgeenergy.com. Please check the website for updates regularly as this schedule is subject to change. Also, please note that SandRidge Energy, Inc. intends for its website to be used as a reliable source of information for all future events in which it may participate as well as updated presentations regarding the company. Slides and webcasts (where applicable) will be archived and available for at least 30 days after each use or presentation.

Second Quarter 2014 Earnings Release and Conference Call

August 6, 2014 (Wednesday) – Earnings press release after market close

August 7, 2014 (Thursday) – Earnings conference call at 8:00 am CDT

SandRidge Energy, Inc. and Subsidiaries

Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended March 31,
	2014	2013
	(Unaudited)
Revenues
Oil, natural gas and NGL	$405,316	$478,017
Drilling and services	17,080	17,370
Midstream and marketing	17,910	13,032
Other	2,750	3,271

Total revenues	443,056	511,690
Expenses
Production	98,535	132,501
Production taxes	7,807	9,439
Cost of sales	12,481	16,317
Midstream and marketing	16,000	11,803
Depreciation and depletion—oil and natural gas	115,185	157,526
Depreciation and amortization—other	15,522	15,336
Accretion of asset retirement obligations	5,746	9,779
Impairment	164,779	—
General and administrative	38,538	79,444
Loss on derivative contracts	42,491	40,897
(Gain) loss on sale of assets	(19)	398,174

Total expenses	517,065	871,216

Loss from operations	(74,009)	(359,526)

Other income (expense)
Interest expense	(62,043)	(85,910)
Loss on extinguishment of debt	—	(82,005)
Other income, net	2,094	611

Total other expense	(59,949)	(167,304)

Loss before income taxes	(133,958)	(526,830)
Income tax expense	127	4,429

Net loss	(134,085)	(531,259)
Less: net loss attributable to noncontrolling interest	(6,070)	(51,919)

Net loss attributable to SandRidge Energy, Inc.	(128,015)	(479,340)
Preferred stock dividends	13,881	13,881

Loss applicable to SandRidge Energy, Inc. common stockholders	$(141,896)	$(493,221)

Loss per share
Basic	$(0.29)	$(1.03)

Diluted	$(0.29)	$(1.03)

Weighted average number of common shares outstanding
Basic	484,798	477,826

Diluted	484,798	477,826

SandRidge Energy, Inc. and Subsidiaries

Consolidated Balance Sheets

(in thousands, except per share data)

	March 31,	December 31,
	2014	2013
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$1,179,644	$814,663
Accounts receivable, net	293,765	349,218
Derivative contracts	9,002	12,779
Costs in excess of billings and contract loss	4,144	4,079
Prepaid expenses	13,567	39,253
Other current assets	25,823	21,831

Total current assets	1,525,945	1,241,823
Oil and natural gas properties, using full cost method of accounting
Proved	10,443,534	10,972,816
Unproved	292,459	531,606
Less: accumulated depreciation, depletion and impairment	(6,043,109)	(5,762,969)

	4,692,884	5,741,453

Other property, plant and equipment, net	559,342	566,222
Derivative contracts	18,048	14,126
Other assets	82,038	121,171

Total assets	$6,878,257	$7,684,795

LIABILITIES AND EQUITY
Current liabilities
Accounts payable and accrued expenses	$581,764	$812,488
Derivative contracts	14,175	34,267
Asset retirement obligations	—	87,063
Other current liabilities	16,467	—

Total current liabilities	612,406	933,818
Long-term debt	3,195,036	3,194,907
Derivative contracts	—	20,564
Asset retirement obligations	53,103	337,054
Other long-term obligations	20,173	22,825

Total liabilities	3,880,718	4,509,168

Commitments and contingencies
Equity
SandRidge Energy, Inc. stockholders’ equity
Preferred stock, $0.001 par value, 50,000 shares authorized
8.5% Convertible perpetual preferred stock; 2,650 shares issued and outstanding at March 31, 2014 and December 31, 2013; aggregate liquidation preference of $265,000	3	3
6.0% Convertible perpetual preferred stock; 2,000 shares issued and outstanding at March 31, 2014 and December 31, 2013; aggregate liquidation preference of $200,000	2	2
7.0% Convertible perpetual preferred stock; 3,000 shares issued and outstanding at March 31, 2014 and December 31, 2013; aggregate liquidation preference of $300,000	3	3
Common stock, $0.001 par value, 800,000 shares authorized; 495,719 issued and 494,651 outstanding at March 31, 2014 and 491,609 issued and 490,290 outstanding at December 31, 2013	485	483
Additional paid-in capital	5,302,051	5,298,301
Additional paid-in capital—stockholder receivable	(3,750)	(3,750)
Treasury stock, at cost	(6,898)	(8,770)
Accumulated deficit	(3,602,358)	(3,460,462)

Total SandRidge Energy, Inc. stockholders’ equity	1,689,538	1,825,810
Noncontrolling interest	1,308,001	1,349,817

Total equity	2,997,539	3,175,627

Total liabilities and equity	$6,878,257	$7,684,795

SandRidge Energy, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(in thousands)

	Three Months Ended March 31,
	2014	2013
	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(134,085)	$(531,259)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation, depletion and amortization	130,707	172,862
Accretion of asset retirement obligations	5,746	9,779
Impairment	164,779	—
Debt issuance costs amortization	2,361	3,008
Amortization of discount, net of premium, on long-term debt	129	672
Loss on extinguishment of debt	—	82,005
Deferred income tax provision	—	4,359
Loss on derivative contracts	42,491	40,897
Cash paid on settlement of derivative contracts	(39,164)	(21,684)
(Gain) loss on sale of assets	(19)	398,174
Stock-based compensation	6,786	19,850
Other	188	(285)
Changes in operating assets and liabilities	(89,468)	(56,921)

Net cash provided by operating activities	90,451	121,457

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures for property, plant and equipment	(331,016)	(421,876)
Acquisitions of assets	(2,352)	(5,048)
Proceeds from sale of assets	707,366	2,559,374

Net cash provided by investing activities	373,998	2,132,450

CASH FLOWS FROM FINANCING ACTIVITIES
Repayments of borrowings	—	(1,115,500)
Premium on debt redemption	—	(61,997)
Debt issuance costs	—	(91)
Proceeds from the sale of royalty trust units	22,119	—
Noncontrolling interest distributions	(53,118)	(51,256)
Acquisition of ownership interest	(2,730)	—
Stock-based compensation excess tax benefit	2	—
Purchase of treasury stock	(4,350)	(12,041)
Dividends paid—preferred	(17,263)	(17,263)
Cash (paid) received on settlement of financing derivative contracts	(44,128)	3,208

Net cash used in financing activities	(99,468)	(1,254,940)

NET INCREASE IN CASH AND CASH EQUIVALENTS	364,981	998,967
CASH AND CASH EQUIVALENTS, beginning of year	814,663	309,766

CASH AND CASH EQUIVALENTS, end of year	$1,179,644	$1,308,733

Supplemental Disclosure of Cash Flow Information
Cash paid for interest, net of amounts capitalized	$92,896	$(127,181)
Cash received for income taxes	—	476
Supplemental Disclosure of Noncash Investing and Financing Activities
Deposit on pending sale	$—	$(255,000)
Change in accrued capital expenditures	$55,242	$33,164
Asset retirement costs capitalized	$818	$1,102

For further information, please contact:

Duane M. Grubert

EVP – Investor Relations and Strategy

SandRidge Energy, Inc.

123 Robert S. Kerr Avenue

Oklahoma City, OK 73102-6406

(405) 429-5515

Cautionary Note to Investors—This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, but not limited to, the information appearing under the heading “Operational Guidance.” These statements express a belief, expectation or intention and are generally accompanied by words that convey projected future events or outcomes. The forward-looking statements include projections and estimates of net income and EBITDA, drilling plans, oil and natural gas production, derivative transactions, pricing differentials, operating costs, general and administrative costs, capital spending, tax rates, and descriptions of our development plans and appraisal programs. We have based these forward-looking statements on our current expectations and assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances. However, whether actual results and developments will conform with our expectations and predictions is subject to a number of risks and uncertainties, including the volatility of oil and natural gas prices, our success in discovering, estimating, developing and replacing oil and natural gas reserves, actual decline curves and the actual effect of adding compression to natural gas wells, the availability and terms of capital, the ability of counterparties to transactions with us to meet their obligations, our timely execution of hedge transactions, credit conditions of global capital markets, changes in economic conditions, the amount and timing of future development costs, the availability and demand for alternative energy sources, regulatory changes, including those related to carbon dioxide and greenhouse gas emissions, and other factors, many of which are beyond our control. We refer you to the discussion of risk factors in Part I, Item 1A—“Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2013. All of the forward-looking statements made in this press release are qualified by these cautionary statements. The actual results or developments anticipated may not be realized or, even if substantially realized, they may not have the expected consequences to or effects on our company or our business or operations. Such statements are not guarantees of future performance and actual results or developments may differ materially from those projected in the forward-looking statements. We undertake no obligation to update or revise any forward-looking statements.

SandRidge Energy, Inc. is an oil and natural gas company headquartered in Oklahoma City, Oklahoma with its principal focus on exploration and production. SandRidge and its subsidiaries also own and operate gas gathering and processing facilities and conduct marketing operations. In addition, Lariat Services, Inc., a wholly-owned subsidiary of SandRidge, owns and operates a drilling rig and related oil field services business. SandRidge focuses its exploration and production activities in the Mid-Continent region of the United States. SandRidge’s internet address is www.sandridgeenergy.com.